Exhibit 99.1

Company Contact Stuart Diamond Chief Financial Officer 516-605-6640 sdiamond@nmhc.com	Investor Relations Carolyn Capaccio Lippert/Heilshorn & Assoc. 212-838-3777 ccapaccio@lhai.com	Media Contact David Haar, VP of Marketing NMHC 518-213-1607 dhaar@nmhcrx.com	Financial Media Dolores Naney Lippert/Heilshorn & Assoc. 212-838-3777 dnaney@lhai.com

FOR IMMEDIATE RELEASE

NMHC Reports First Quarter FY 2007 Results

Q1 Net Income Was $1.4 Million

PORT WASHINGTON, N.Y. – February 23, 2007 – National Medical Health Card Systems, Inc. (NASDAQ: NMHC), a national independent pharmacy benefit manager (“PBM”), today reported its results for the fiscal first quarter 2007 ended September 30, 2006.

Net income for the 2007 fiscal first quarter was $1.4 million as compared to $2.9 million for the same period last year, a decrease of $1.5 million, or 51.7%. Operating income for the 2007 fiscal first quarter was $2.4 million as compared to $4.9 million for the same period last year.

Review of Various Financial Transactions

NMHC undertook a review and analysis of certain rebate transactions, claims payable transactions, the accounting treatment for various leases and other transactions in order to finalize its financial statements for the quarter. As a result of these completed analyses, first quarter fiscal 2007 results include a net increase of $245,000 in operating income which is comprised of the following:

•	Rebate errors that resulted in an approximately $1.0 million decrease in operating income.

•

Claims payable errors that resulted in a $692,000 increase in operating income. This $692,000 increase is comprised of a $1.5 million increase in gross profit offset by an $831,000 increase in our selling, general and administrative expenses.

•	An error relating to the accounting treatment for various lease transactions that resulted in a $584,000 increase in operating income.

•	Other errors that resulted in a $14,000 decrease in operating income.

Jim Smith, president and chief executive officer, stated, “The net impact of the comprehensive review of various financial transactions did not significantly impact our results. However, NMHC’s fiscal 2007 first quarter proved to be more challenging than we had anticipated as the reported gross profit decreased 5.9% as compared to NMHC’s fiscal 2006 first quarter, primarily related to a decrease in rebate revenue.

“The decrease NMHC is experiencing in rebate revenue, consistent with industry trends, is related to patent expirations of rebatable brands, new generic products in heavily branded therapeutic classes, a decrease in script count and an increasing share of rebates with our clients. While it is likely that the level of rebates that we retain will decline further, the trend toward increased generic usage and their associated profitability partly offsets these pressures. Further, we are looking to improve overall contract profitability to accommodate this general dynamic over time by evaluating and fine-tuning our pricing and profitability on a contract by contract basis.

“With respect to prescription volume trends—the initiatives we began in the fourth quarter of last year, including stepping up our outreach to the consultant community, reinvigorating our sales team under the direction of Marty McGill and improving our RFP process are beginning to pay dividends. We are seeing signs of traction in the form of a stronger pipeline of bid opportunities and are reaching the finalist stage in many of these opportunities. As we said on the fourth quarter conference call, we continue to believe it will take through the remainder of fiscal 2007 to see the benefit of our refined sales effort and to further strengthen our competitive position, but the changes we have made are showing signs of progress. Our energies remain intensely focused on these efforts.”

First Quarter 2007 Results – In Depth

Revenue for the 2007 fiscal first quarter was $188.7 million as compared to revenue of $214.7 million for the same period last year, a 12.1% decrease. This decrease is primarily the result of a 19.3% decrease in script count offset by an 8.9% increase in the gross revenue per script. The decrease in script count is largely attributable to the Company having fewer covered lives as compared to last year while the increase in gross revenue per script is the result of a change in our client mix as well as increased pricing performance.

Gross profit decreased $1.4 million, or 5.9%, from $23.6 million for the fiscal 2006 first quarter to $22.2 million for the fiscal 2007 first quarter. Excluding the rebate errors of $1.0 million and the $1.5 million relating to the claims payable errors, gross profit would have been $21.7 million for the fiscal 2007 first quarter, a decrease of $1.9 million as compared to the fiscal 2006 first quarter. This decrease is primarily the result of i) a $1.6 million reduction in rebate revenue due to changes in our client mix as well as trends in our negotiations with our clients and ii) $344,000 of additional credit memos issued to various customers. While we did experience a decrease in our script volume, this decrease was offset by an increase in the gross profit per script. Gross profit, less the rebate errors and the claims payable errors, as a percentage of revenue, increased from 11.0% to 11.5% for the fiscal 2006 and 2007 first quarters, respectively. This increase primarily relates to a more favorable customer mix.

Estimated adjusted paid prescriptions for the 2007 fiscal first quarter were 6.9 million as compared to 8.6 million for the same period last year. Estimated adjusted prescription volume equals prescriptions processed at our mail service facility multiplied by 3, plus retail prescriptions. The prescriptions processed at our mail service facility are multiplied by 3 to adjust for the fact that they typically include approximately 3 times the amount of product days supplied compared with retail prescriptions.

Selling, general and administrative expenses (“SG&A”) increased $1.2 million, or 6.5%, from $18.6 million for the fiscal 2006 first quarter to $19.8 million for the fiscal 2007 first quarter. This increase is primarily the result of i) an $831,000 increase related to the claims payable errors as noted above; ii) a $438,000 net increase in compensation and related items, and iii) a $717,000 increase in professional fees and insurance. These increases were primarily offset by the $584,000 error relating to our accounting treatment on various leases and a net reduction in other SG&A expenses. In accordance with the provisions of FAS 123(R), the Company also recorded $1.0 million of stock-based compensation expense during the 2007 fiscal first quarter, as compared to $668,000 for the same period last year.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2007 fiscal first quarter was $4.7 million, a 29.9% decrease as compared to $6.7 million for the 2006 fiscal first quarter. EBITDA before stock-based compensation expense for the 2007 fiscal first quarter was $5.7 million as compared to $7.4 million for the same period last year, a 23.0% decrease. EBITDA per estimated paid prescription decreased to $0.67 during the 2007 fiscal first quarter from $0.79 during the same period last year. During the 2007 fiscal first quarter, NMHC did not pay $1.4 million of dividends on the series A preferred stock until October 2, 2006; during the 2006 fiscal first quarter, NMHC paid $1.4 million of dividends on the series A preferred stock.

Net loss available to common stockholders for the 2007 fiscal first quarter was $121,000, or $0.02 per basic and diluted share as compared to net income available to common stockholders of $1.3 million, or $0.27 per basic share and $0.24 per diluted share for the same period last year. For the 2007 fiscal first quarter, the Company’s weighted-average number of diluted shares outstanding was approximately 5.4 million shares. This calculation does not assume the conversion of approximately 7.0 million shares of redeemable convertible preferred stock or the outstanding options to purchase shares of common stock as they are anti-dilutive. For the same period last year, the Company’s weighted-average number of diluted shares outstanding approximated 12.1 million shares, assuming the conversion of approximately 7.0 million shares of redeemable convertible preferred stock.

Business Outlook

As noted in the Company’s press release of November 15, 2006, the fiscal 2007 earnings guidance issued on September 11, 2006 should not be relied upon. Management is completing the analysis of its updated outlook for fiscal 2007 and is not providing forward looking financial guidance at this time.

NASDAQ Notification

The Company also received a staff determination letter from The Nasdaq Stock Market on February 13, 2007 stating that Nasdaq had not received the Second Quarter 10-Q, as required by Nasdaq Marketplace Rule 4310(c)(14), which could serve as an additional basis for the delisting of the Company’s securities from Nasdaq. This Rule requires the Company to make timely filings with the Securities and Exchange Commission, in accordance with the Securities Exchange Act of 1934, as amended. NMHC is making every effort to complete its SEC filings and regain compliance with NASDAQ Marketplace Rules.

Credit Agreement

The Company has notified JP Morgan Chase Bank, the administrative agent under the Company’s credit agreement, that it has not timely filed the Second Quarter 10-Q. The Company requested, and has received, temporary waivers of the relevant provisions of the credit agreement arising from the failure to timely file the Second Quarter 10-Q. As a result, NMHC is entitled to borrow up to $20.0 million pursuant to the credit agreement until March 31, 2007. If the Company provides a certificate of a financial officer and other items to the lenders on or before March 31, 2007, the Company will regain complete access to borrow up to $65.0 million pursuant to its credit agreement, subject to standard conditions and requirements. As of February 23, 2007, the Company did not have any borrowings outstanding against the credit agreement.

Non-GAAP Measures

In addition to the results presented in accordance with GAAP throughout this press release, NMHC has presented non-GAAP financial measures, such as EBITDA, EBITDA per paid prescription, and gross profit and SG&A expenses exclusive of the various errors identified.

NMHC calculates and uses EBITDA as an indicator of their ability to generate cash from their reported operating results. This measurement is used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, we believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for their discretionary use, nor is it intended to represent or to be used as a substitute for net income or cash flows from operations data as measured under GAAP. The items excluded from EBITDA but included in the calculation of their reported net income are significant components of their consolidated statements of income, and must be considered in performing a comprehensive assessment of their overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Their calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies. Reconciliation schedules to the comparable GAAP measures are available in the tables below.

Estimated adjusted prescription volume equals prescriptions processed at our mail service facility multiplied by 3, plus retail prescriptions. These prescriptions processed at our mail service facility are multiplied by 3 to adjust for the fact that they typically include approximately 3 times the amount of product days supplied compared with retail prescriptions. EBITDA per paid prescription is calculated by dividing EBITDA by estimated adjusted prescriptions.

While gross profit and SG&A expenses excluding the impact of identified errors are not measures of financial performance under U.S. generally accepted accounting principles, they are provided as information for investors for analysis purposes in evaluating the effect of the identified errors on gross profit and SG&A. Gross profit and SG&A excluding the impact of the identified errors are not meant to be considered a substitute or replacement for gross profit or SG&A as prepared in accordance with U.S. generally accepted accounting principles. The reconciliations from gross profit and SG&A to gross profit and SG&A excluding the impact of the identified errors are available in the tables below.

About NMHC

National Medical Health Card Systems, Inc. provides PBM services to plan clients, which include managed care organizations, local governments, unions, corporations and third party health care plan administrators through its network of licensed pharmacies throughout the United States. The Company’s PBM services include electronic point-of-sale pharmacy claims management, retail pharmacy network management, mail service pharmacy claims management, specialty pharmacy claims management, benefit design consultation, preferred drug management programs, drug review and analysis, consulting services, disease information services, data access, reporting and information analysis, and physician profiling. In addition, the Company operates a mail service pharmacy and a specialty pharmacy.

Forward-Looking Statements

This press release and any attachment thereto contains forward-looking information about National Medical Health Card Systems, Inc.’s financial results and estimates, business prospects, and products and services that involve substantial risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You can identify these statements by the use of words such as “may,” “could,” “estimate,” “will,” “believe,” “anticipate,” “think,” “intend,” “expect,” “project,” “plan,” “target,” “forecast”, and similar words and expressions which identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and involve known and unknown risks and uncertainties, and other factors. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. For a discussion of such risks, uncertainties and other matters that could cause actual results to differ materially, including risks relating to, among other factors, pricing, competition in the bidding and proposal process, our ability to consummate contract negotiations with prospective clients, dependence on key members of management, government regulation, acquisitions and affiliations, the market for PBM services, readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2006, and in its reports on Forms 10-Q and 8-K filed with the U.S. Securities and Exchange Commission. NMHC assumes no obligation to update any forward-looking statements contained in this document or the attachments to reflect new information or future events or developments after the date any such statement is made.

— Tables Follow —

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	September 30, 2006	June 30, 2006
	(unaudited)
Assets
Current:

Cash and cash equivalents	$10,209	$8,410
Restricted cash	2,771	4,845
Accounts receivable, net of allowance for doubtful accounts of $2,003 and $2,261, respectively	88,002	82,365
Rebates receivable	43,054	48,911
Inventory	6,388	5,666
Deferred tax assets	2,244	2,278
Prepaid expenses and other current assets	5,674	2,623

Total current assets	158,342	155,098

Property and equipment, net	17,594	13,653
Intangible assets, net	3,120	3,013
Goodwill	99,414	99,319
Other non-current assets	1,022	1,070

Total Assets	$279,492	$272,153

Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity
Current Liabilities:

Claims payable to pharmacies	$87,183	$88,979
Rebates payable to clients	61,634	60,953
Trade and other payables and accrued expenses	10,333	12,248
Current portion of capital lease obligations	1,730	16
Other current liabilities	3,217	—

Total current liabilities	164,097	162,196

Capital lease obligations, less current portion	1,883	—
Other non-current liabilities	912	829
Deferred tax liability	8,422	7,784

Total liabilities	175,314	170,809

Commitments and Contingencies
Redeemable Preferred Equity:
Series A redeemable convertible preferred stock $.10 par value; 15,000,000 shares authorized, 6,956,522 issued and outstanding, aggregate liquidation preference of $108,173,917 and $96,000,004	76,458	76,338
Common Stockholders’ Equity:
Common Stock, $.001 par value, 35,000,000 shares authorized, 10,091,763 and 9,933,697 shares issued, 5,451,863 and 5,293,797 outstanding, respectively	10	10
Additional paid-in-capital	129,465	126,630
Accumulated deficit	(49,876)	(49,755)
Treasury stock at cost, 4,639,900 shares	(51,879)	(51,879)

Total common stockholders’ equity	27,720	25,006

Total Liabilities, Redeemable Preferred Equity, and Common Stockholders’ Equity	$279,492	$272,153

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Quarters ended September 30,
	2006	2005
	(unaudited)	(unaudited)
Revenue ( excludes participant co-payments retained by the pharmacies of $74,634 and $77,453 respectively)	$188,713	$214,692

Cost of claims (excludes participant co-payments retained by the pharmacies of $74,634 and $77,453 respectively)	166,512	191,130

Gross profit	22,201	23,562

Selling, general and administrative expenses	19,836	18,638

Operating income	2,365	4,924

Other income (expense):
Interest expense	(149)	(104)
Interest income	432	174
Other income, net	12	12

	295	82
Income before provision for income taxes	2,660	5,006
Provision for income taxes	1,249	2,139

Net income	1,411	2,867

Redeemable convertible preferred stock cash dividends	1,412	1,412
Accretion of transaction expenses	120	120

Net (loss) income available to common stockholders	$(121)	$1,335

Earnings (loss) per common share:
Basic	$(0.02)	$0.27

Diluted *	$(0.02)	$0.24

Weighted-average number of common shares outstanding:
Basic	5,375	4,862

Diluted *	5,375	12,102

*	For the quarter ended September 30, 2005, the number of weighted average diluted shares was calculated using the “as if converted” method for the redeemable convertible preferred stock. For the quarter ended September 30, 2006, the redeemable convertible preferred stock and the outstanding options to purchase shares of common stock were anti-dilutive and the “as if converted” method was not used to calculate the number of weighted average diluted shares.

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, except per share data)

	Quarters ended September 30,
	2006	2005
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$1,411	$2,867
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,276	1,807
Employee stock option compensation expense	1,024	668
Amortization of deferred gain	(12)	(12)
Amortization of deferred financing costs	28	28
Provision for doubtful accounts	669	165
Deferred income taxes	672	221
Changes in assets and liabilities:
Restricted cash	2,074	(1,003)
Accounts receivable	(6,306)	(1,779)
Rebates receivable	5,857	(17,879)
Inventory	(722)	(1,198)
Due from affiliates	—	31
Prepaid expense and other current assets	(3,051)	1,541
Other non-current assets	20	(60)
Claims payable to pharmacies	(1,796)	11,860
Rebates payable to clients	681	12,111
Trade and other payables and accrued expenses	(2,810)	(6,805)
Income taxes payable and other current liabilities	3,412	662
Other non-current liabilities	95	8

Net cash provided by operating activities	3,522	3,233

Cash flows from investing activities:
Capital expenditures	(1,178)	(1,796)
Acquisition of PPP, net of cash acquired	(901)	(425)
Acquisition of MPP	(100)	—
Proceeds from sale of capital assets	5	—

Net cash used in investing activities	(2,174)	(2,221)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,616	1,665
Proceeds from revolving credit facility	—	38,725
Repayment of revolving credit facility	—	(38,725)
Payment of redeemable convertible preferred stock cash dividends	—	(1,412)
Repayment of debt and capital lease obligations	(1,165)	(6)

Net cash provided by financing activities	451	247

Net increase in cash and cash equivalents	1,799	1,259
Cash and cash equivalents at beginning of period	8,410	7,272

Cash and cash equivalents at end of period	$10,209	$8,531

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

GROSS PROFIT RECONCILIATION

(In thousands)

While gross profit excluding the impact of identified errors is not a measure of financial performance under U.S. generally accepted accounting principles, it is provided as information for investors for analysis purposes in evaluating the effect of the identified errors on gross profit. Gross profit excluding the impact of the identified errors is not meant to be considered a substitute or replacement for gross profit as prepared in accordance with U.S. generally accepted accounting principles. The reconciliation from gross profit SG&A to gross profit excluding the impact of the identified errors is as follows:

	Quarters Ended September 30,
	2006	2005
Gross profit, as reported	$22,201	$23,562

Impact of Identified Errors

Rebate Errors	1,017	—

Claims Payable Errors	(692)	—
Claims Payable Error (see offset in SG&A Reconciliation)	(831)	—

	(1,523)
Other	27	—

Adjusted gross profit, on a proforma basis	$21,722	$23,562

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES RECONCILIATION

(In thousands)

While selling, general and administrative expenses (“SG&A”) excluding the impact of identified errors is not a measure of financial performance under U.S. generally accepted accounting principles, it is provided as information for investors for analysis purposes in evaluating the effect of the identified errors on SG&A. SG&A excluding the impact of the identified errors is not meant to be considered a substitute or replacement for SG&A as prepared in accordance with U.S. generally accepted accounting principles. The reconciliation from SG&A to SG&A excluding the impact of the identified errors is as follows:

	Quarters Ended September 30,
	2006	2005
Selling, general and administrative expenses, as reported	$19,836	$18,638

Impact of Identified Errors

Claims Payable Error (see offset in Operating Income Reconciliation)	(831)	—
Accounting Treatment For Leases Error	584
Other	47	—

Adjusted selling, general and administrative expenses, on a proforma basis	$19,636	$18,638

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. AND SUBSIDIARIES

EBITDA RECONCILIATION

(In thousands)

	Quarters Ended September 30,
	2006	2005
Cash flow from operations	$3,522	$3,233
Provision for income taxes	1,249	2,139
Interest expense (income), net	(283)	(70)
Net change in assets and liabilities	2,546	2,511
Non-cash items to reconcile net cash from operations to net income	(2,381)	(1,070)

EBITDA	4,653	6,743

Stock-based compensation expense	1,024	668

EBITDA before stock-based compensation expense	$5,677	$7,411

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